Exhibit 99.1

PRESS RELEASE

HOUSE OF BRUSSELS APPOINTS SIEMENS TO THE BOARD OF DIRECTORS

Houston, TX – February 2, 2004 – House of Brussels Chocolates (“Brussels”) (OTC BB: HBSL), through its Chairman/CEO Grant Petersen, is pleased to announce that Mr. Richard J. Siemens has agreed join the Company’s Board of Directors. In addition to traditional duties as an outside Board member, Siemens has also agreed to serve as head of the Compensation Committee, now an instrumental corporate governance requirement for all companies intending to apply for listing on the AMEX, NASDAQ or NYSE exchanges, which is a near term goal of the Company.

Mr. Siemens is an accomplished international businessman and a leading visionary in the telecommunications industry. His 30+ years of interest in telecommunications all point toward a singular goal - build and grow the best Personal Communications Networks. As a pioneer in mobile telecommunications, Siemens is often referred to as the “father of mobile telephony” in Hong Kong. Additionally, Siemens has made a significant impact on the satellite and broadcasting business in Asia.

Trained as a Chartered Accountant, Siemens joined Distacom Communications ( www.distacom.com ) in 1973 and by 1977 was at the helm. By 1979, Distacom was the largest paging company in Western Canada. That same year, with local partners, Siemens moved to Hong Kong to start a paging operation called Advance Telecom Services. In 1984, he formed Hutchison Telephone, a partnership between Distacom, Hutchison Whampoa and Motorola. From 2 employees it only took four years for Hutchison Telephone to have 500 employees and annual profits of US$100 million. In 1986, Siemens started Hutchison Telecom and Hutchison Paging. Soon after, Hutchison Paging became the largest operator in Hong Kong by taking over 24 competitors. In 1990, together with Cable & Wireless and Citic Pacific, Siemens put together a management group that founded AsiaSat, the first satellite company in Asia. Always the visionary, in late 1990, to provide content for AsiaSat, Siemens encouraged a private consortium to form Easy TV, Asia’s first 24-hour satellite music channel. In 1991, Siemens’ work was instrumental in the forming of Hutchison's Metro Radio after he led the effort to win the first private radio licenses granted by the Hong Kong Government in 25 years. At the same time, Siemens spearheaded Hutchison's telecom business in the United Kingdom, which was later to become the ORANGE network. At the same time, he built cellular businesses in France and Germany. By 1993, Hutchison Telecom was operating in 14 countries with over one million subscribers and 6,000 employees.

By 1994, Siemens was ready for new challenges. He sold his significant share in Hutchison Telecom and re-launched Distacom as an independent company, acquiring new assets and focusing on developing wireless networks in new markets. Currently, Siemens is involved in several public companies including Co-Chairman and Executive Director of SUNDAY Communications Ltd. (NASDAQ: SDAY) ( www.sunday.com ) and Chairman of e-KONG Group Ltd (Hang Seng: 0524) ( www.e-kong.com ), a company that creates, operates, and invests in technology related service businesses globally. Siemens is also a Director of Lifetree India ( www.lifetreeindia.com ), a software development company focused on wireless technologies.

Siemens, was quoted saying, “As Brussels largest shareholder for more than ten years, I opened the door to the current management team two years ago and have found the turnaround since quite amazing. Now that I see the rapid success that Brussels has made in transitioning from a local retailer of award winning chocolate, to that of an international manufacturer and distributor, I am excited to recommit my resources and expertise to Brussels’ winning strategic growth plan.”

Grant Petersen, CEO of Brussels, said, “Rick gave us an opportunity to reinvent and turn Brussels around. His rejoining the Board of Directors is our greatest vote of confidence and we look forward to moving onto the next level together.”

About House of Brussels Chocolates Inc. ( www.brusselschocolates.com )
House of Brussels Chocolates has manufactured and distributed gourmet Belgian chocolates around the world since 1983. HBSL’s signature product is a "hedgehog" - a molded chocolate design that blends the traditional Belgian symbol of good luck with taste for a strong customer appeal. Most of HBSL’s 100 products are based on its signature hedgehog including the Sonic The Hedgehog™ chocolate bar which is sold under license from SEGA® of America, Inc. Other products in the HBSL line include an assortment of tourist oriented truffles including some made with genuine maple syrup and some with Canadian ice wine, fine quality chocolate bars made in several distinct flavors, a no-sugar-added/low-carbohydrate line of chocolate bars and truffles, and the recently introduced supplement-fortified bars. All of HBSL’s proprietary products have a tried and true track record of customer acceptance and are manufactured in our facilities in Vancouver and San Francisco. In addition to house brands, HBSL creates custom packaging and sizing, as well as private labels.

Safe Harbor: Certain statements in this news release regarding future expectations and plans may be regarded as "forward looking statements" as defined by federal law. Although the company believes such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. They are subject to various risks, including uncertainties regarding timing, and capital availability, as discussed in detail in House of Brussels quarterly and annual reports filed with the SEC.

Contact:        John Veltheer
Telephone:   1.800.661.1524 or 713.960.9903
Email:              info@hobc.ca